Exhibit 16.1

September 29, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Universal Acquisitions Corp.

Dear Sirs:

We were previously the principal auditors for Universal Acquisitions Corp. (the “Company”) engaged by the Company on August 7, 2009 (the “Engagement Date”).  We have not reported on financial statements of the Company for any period since the Company’s inception on January 22, 2008.  We have read Universal Acquisitions Corp. statements under Item 4 of its Form 8-K, dated September 29, 2009, and we agree with such statements.

For the period from the Engagement Date through September 24, 2009 there have been no disagreements between Universal Acquisitions Corp. and Seale and Beers, CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Seale and Beers, CPAs that would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Seale & Beers, CPAs

Seale & Beers, CPAs
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7492 Fax (702) 253-7501